Exhibit 12.1
Marsh & McLennan Companies, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges

(In millions, except ratios)


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                       Qtr. Ended             Years Ended December 31,
                        March 31,   --------------------------------------------
                             2000   1999 (1)    1998   1997 (2)   1996     1995
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Earnings
Income before income taxes    $557   $1,247   $1,305     $715     $668     $650

Interest expense                60      233      140      107       61       63

Portion of rents
  representative of the
  interest factor               30      121      104       88       72       73

Amortization of capitalized
  interest                       0        1        1        1        1        1
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                              $647   $1,602   $1,550     $911     $802     $787
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Fixed Charges
Interest expense              $ 60   $  233   $  140     $107     $ 61     $ 63

Portion of rents
  representative of
  the interest factor           30      121      104       88       72       73
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                              $ 90   $  354   $  244     $195     $133     $136
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Ratio of Earnings to
  Fixed Charges                7.2      4.5      6.4      4.7      6.0      5.8



(1) For the year ended December 31, 1999, income before income taxes included a $337 million special charge related to the acquisition and integration of Sedgwick. Excluding that charge, the ratio of earnings to fixed charges would have been 5.5.

(2) For the year ended December 31, 1997, income before income taxes included a $244 million special charge related to the Johnson & Higgins integration, London real estate and the disposal of certain assets. Excluding that charge, the ratio of earnings to fixed charges would have been 5.9.